Employment Agreement

March 31,2006

YP Corp.
Mesa, Arizona 85205

Dear Mr. Daniel L. Coury, Sr:

This letter will serve as the entire agreement between YP Corp (the "Company") and Gary L. Perschbacher (the "Employee"), with respect to your employment with the Company.

1.	Term

The Employee will work full-time, beginning on April 1, 2006 (the "Beginning Date"). As an employee of the Company you will serve as its Chief Financial Officer and perform such services as are customary for an individual having such title and holding such position.

2.	Salary

Initially, the Employee will be paid an annual salary (the "Salary") of $160,000. Salary for any portion of a month will be prorated based upon the number of normal workdays remaining in the month. The salary will be subject to increase by the Company from time to time. The salary will be processed through payroll and paid at the same time as other employees.

3.	Incentive Bonus and Equity Participation

The Employee will be entitled to receive incentive cash bonuses and/or warrants or options for the purchase of the Company's stock as may be approved by the Board of Directors. As long as the employee remains a partner of Tatum, Employee will share with Tatum a portion of his or her economic interest in any stock options or equity bonus that the Company may grant the Employee and may also share with Tatum (to the extent specified in the Resources Agreement referenced below) a portion of any cash bonus and severance paid to the Employee by the Company. The Company acknowledges and consents to such arrangement.

4.	Tatum Resources

The Company acknowledges and agrees that the Employee is and will remain a partner of, and has and will retain an interest in, Tatum, which will benefit the Company in that the Employee will have access to certain Tatum resources pursuant to a certain Full-Time Engagement Resources Agreement between the Company and Tatum (the "Resources Agreement").

5.	Employee Benefits

The Employee will be eligible for vacation and holidays consistent with the Company's policy as it applies to senior management.

The Company will reimburse the Employee for all out-of-pocket business expenses promptly after they are incurred.

The Employee may elect to participate in the Company's employee retirement plan and/or 401(k) plan, and the Employee will be exempt from any delay periods required for eligibility.

In lieu of the Employee participating in the Company-sponsored employee medical insurance benefit, the Employee will remain on his or her current Tatum medical plan. The Company will reimburse the Employee for amounts paid by the Employee for such medical insurance for him/herself and (where applicable) his/her family of up to $500 per month upon presentation of reasonable documentation of premiums paid by the Employee to Tatum. In accordance with the U.S. federal tax law, such amount will not be considered reportable W-2 income, but instead non-taxable benefits expense.

The Employee must receive written evidence that the Company maintains adequate directors' and officers' insurance to cover the Employee in an amount reasonably acceptable to the Employee at no additional cost to the Employee, and the Company will maintain such insurance at all times while this agreement remains in effect.

Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this agreement for at least three years following the termination or expiration of this agreement or will purchase a directors' and officers' extended reporting period, or "tail," policy to cover the Tatum Partner.

The Company agrees to indemnify the Employee to the full extent permitted by law for any losses, costs, damages, and expenses, including reasonable attorneys' fees, as they are incurred, in connection with any cause of action, suit, or other proceeding arising in connection with Employee's employment with the Co

6.	Termination; Severance Payment

The Company may terminate this Agreement at any time. In the event this Agreement is terminated other than by Employee voluntarily or by the Company for Cause (as defined below), or by reason of Employee's death or permanent disability, Employee shall be entitled to the following:

If the termination of this agreement is within 9 months of the Beginning Date, the Employee will be entitled to receive a severance payment ("Severance Payment") equal to three month's salary. After that employee shall receive the remainder of this one year contract.

The Company will pay directly to Tatum a portion of any Severance Payments that the Company may make to Employee equal to the same percentage that applies above with respect to Salary. For purposes hereof, "Severance Payment" means any payments to Employee by Company in connection with the termination of Employee's employment.

This agreement will terminate immediately upon the death or disability of the Employee. For purposes of this agreement, disability will be as defined by the applicable policy of disability insurance or, in the absence of such insurance, by the Company's Board of Directors acting in good faith.

The Salary will be prorated for the final pay period based on the number of days in the final pay period up to the effective date of termination or expiration.

7.	Miscellaneous

This agreement contains the entire agreement between the parties, superseding any prior oral or written statements or agreements.

Neither the Employee nor the Company will be deemed to have waived any rights or remedies accruing under this agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. This agreement binds and benefits the successors of the parties.

The provisions of this agreement concerning the payment of salary and bonuses, directors' and officers' insurance and confidentiality will survive any termination or expiration of this agreement.

The terms of this agreement are severable and may not be amended except in a writing signed by the parties. If any portion of this agreement is found to be unenforceable, the rest of this agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

This agreement will be governed by and construed in all respects in accordance with the laws of the State of Arizona, without giving effect to conflicts-of-laws principles.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Please sign below and return a signed copy of this letter to indicate your agreement with its terms and conditions.

Sincerely yours,

YP Corp.

By:	/s/ Daniel L. Coury, Sr.
Signature

Name: Daniel L. Coury, Sr.
Title: Chairman and acting CEO

Acknowledged and agreed by:

EMPLOYEE

/s/ Gary Perschbacher
(Signature)

Gary Perschbacher
(Print name)

	Date:	3/31/06